As filed with the Securities and Exchange Commission on April 3, 2018

Registration File No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

(Exact name of registrant as specified in its charter)

Connecticut

(State or other jurisdiction of incorporation or organization)

71-0294708

(I.R.S. Employer Identification No.)

One Orange Way, C2N, Windsor, Connecticut 06095-4774, 1-800-262-3862

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

J. Neil McMurdie, Senior Counsel
Voya Retirement Insurance and Annuity Company
One Orange Way, C2N
Windsor, CT 06095-4774
1-860-580-2424
(Name, address, including zip code, and telephone number, including area code, of agent for service)

As soon as practical after the effective date of the Registration Statement.

We request acceleration of the effective date of this Registration Statement to May 1, 2015.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer  ☐                                                                                                  Accelerated Filer  ☐

Non-accelerated filer  ☑  (Do not check if a smaller reporting company)               Smaller reporting company  ☐

CALCULATION OF THE REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered*	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price	Amount of registration fee*
	0	N/A	$1,000,000.00	$124.50

*    The proposed maximum aggregate offering price is estimated solely for the purpose of determining the registration fee.  The amount to be registered and the proposed maximum offering price per unit are not applicable as these securities are not issued in predetermined amounts or units.

PART I

INFORMATION REQUIRED IN PROSPECTUS

Voya Retirement Insurance and Annuity Company

Voya Guaranteed Account

May 1, 2018

Introduction

The Voya Guaranteed Account (the “Guaranteed Account”) (formerly the ING Insurance Company of America Guaranteed Account) is a fixed interest option available during the accumulation phase of certain variable annuity contracts (the “contracts”) issued by Voya Retirement Insurance and Annuity Company (“VRIAC,” the “Company,” “we,” “us,” “our”).  Prior to January 1, 2006, contracts offering the Guaranteed Account were issued by ING Insurance Company of America (“IICA”).  On December 31, 2005, IICA merged with and into ING Life Insurance and Annuity Company (now known as VRIAC), and VRIAC assumed responsibility for all of IICA’s obligations under the contracts, including Guaranteed Account obligations.  Read this prospectus carefully before investing in the Guaranteed Account and save it for future reference.

General Description

The Guaranteed Account offers investors an opportunity to earn specified guaranteed rates of interest for specified periods of time, called guaranteed terms. We generally offer several guaranteed terms at any one time for those considering investing in the Guaranteed Account. The number of guaranteed terms offered may vary by state, we may not offer all guaranteed terms on all contracts, and the rates for a given guaranteed term may vary among contracts. Each guaranteed term offers a guaranteed interest rate for investments that remain in the Guaranteed Account for the duration of the specific guaranteed term. The guaranteed term establishes both the length of time for which we agree to credit a guaranteed interest rate and how long your investment must remain in the Guaranteed Account in order to receive the guaranteed interest rate.

We guarantee both principal and interest if, and only if, your investment remains invested for the full guaranteed term.  Charges related to the contract, such as a maintenance fee or early withdrawal charge, may still apply even if you do not withdraw until the end of a guaranteed term. Investments taken out of the Guaranteed Account prior to the end of a guaranteed term may be subject to a market value adjustment which may result in an investment gain or loss. See “Market Value Adjustment (MVA).”

PLEASE REFER TO PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF THE RISK FACTORS ASSOCIATED WITH THE CONTRACT

This prospectus will explain:

•         Guaranteed interest rates and guaranteed terms;

•         Contributions to the Guaranteed Account;

•         Types of investments available;

•         How rates are offered;

•         How there can be an investment risk, and how we calculate gain or loss;

•         Contract charges that can affect your account value in the Guaranteed Account;

•         Taking investments out of the Guaranteed Account; and

•         How to reinvest or withdraw at maturity.

Additional Disclosure Information

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. We do not intend for this prospectus to be an offer to sell or a solicitation of an offer to buy these securities in any state or jurisdiction that does not permit their sale. We have not authorized anyone to provide you with information that is different than that contained in this prospectus. The Guaranteed Account is not a deposit with, obligation of or guaranteed or endorsed by any bank, nor is it insured by the Federal Deposit Insurance Corporation (“FDIC”). These contracts are not offered for sale in the State of New York.

Voya Guaranteed Account

Our Home Office: Voya Retirement Insurance and Annuity Company One Orange Way Windsor, Connecticut 06095-4774	Customer Service: Voya P.O. Box 9271 Des Moines, Iowa 50306-9271 1-800-531-4547

Voya Guaranteed Account

Table of Contents

Voya Guaranteed Account

summary

The Guaranteed Account is a fixed interest option that may be available during the accumulation phase of your variable annuity contract.  The following is a summary of certain facts about the Guaranteed Account.

In General.  Amounts that you invest in the Guaranteed Account will earn a guaranteed interest rate if left in the Guaranteed Account for a specified period of time (the guaranteed term). You must invest amounts in the Guaranteed Account for the full guaranteed term in order to receive the quoted guaranteed interest rate. If you withdraw or transfer those amounts before the end of the guaranteed term, we may apply a “market value adjustment,” which may be positive or negative.

Questions:  Contacting the Company.  To answer your questions, contact your local representatives or write or call Customer Service at:

Voya Retirement Insurance and Annuity Company

P.O. Box 9271

Des Moines, Iowa 50306-9271

1-800-531-4547

Deposit Periods.  A deposit period is the time during which we offer a specific guaranteed interest rate if you deposit dollars for a specific guaranteed term.  For a particular guaranteed interest rate and guaranteed term to apply to your account dollars, you must invest them during the deposit period in which that rate and term are offered.

Guaranteed Terms.  A guaranteed term is the period of time account dollars must be left in the Guaranteed Account in order to earn the guaranteed interest rate specified for that guaranteed term.  We offer different guaranteed terms at different times. We may also offer more than one guaranteed term of the same duration with different guaranteed interest rates. Check with your local representative or the Company to learn the details about the guaranteed term(s) currently offered.  We reserve the right to limit the number of guaranteed terms or the availability of certain guaranteed terms. The number of guaranteed terms offered may vary by state, we may not offer all guaranteed terms on all contracts, and the rates for a given guaranteed term may vary among contracts.

Guaranteed Interest Rates.  We guarantee different interest rates, depending upon when account dollars are invested in the Guaranteed Account.  For guaranteed terms one year or longer, we may offer different rates for specified time periods within a guaranteed term. The interest rate we guarantee is an annual effective yield; that means that the rate reflects a full year’s interest.  We credit interest at a rate that will provide the guaranteed annual effective yield over one year. The guaranteed interest rate(s) is guaranteed for that deposit period and for the length of the guaranteed term.

The guaranteed interest rates we offer will always meet or exceed the minimum interest rates agreed to in the contract. Apart from meeting the contractual minimum interest rates, we cannot guarantee any aspect of future offerings.

Fees and Other Deductions.  We do not make deductions from amounts in the Guaranteed Account to cover mortality and expense risks.  We consider these risks when determining the credited rate.  The following other types of charges may be deducted from amounts held in, withdrawn or transferred from the Guaranteed Account:

•         Market Value Adjustment (MVA). An MVA may be applied to amounts transferred or withdrawn prior to the end of a guaranteed term, which reflects changes in interest rates since the deposit period.  The MVA may be positive or negative and therefore may increase or decrease the amount withdrawn to satisfy a transfer or withdrawal request. See “Market Value Adjustment (MVA).”

•         Tax Penalties and/or Tax Withholding. Amounts withdrawn may be subject to withholding for federal income taxes, as well as a 10% penalty tax for amounts withdrawn prior to your having attained age 59½.  See “Other Topics – FEDERAL Tax Considerations;” see also the “FEDERAL Tax Considerations” section of the contract prospectus.

•         Early Withdrawal Charge.  An early withdrawal charge, which is a deferred sales charge, may apply to amounts withdrawn from the contract, in order to reimburse us for some of the sales and administrative expenses associated with the contract.  See “Contract Charges;” see also the “Fees” section of the contract prospectus.

Voya Guaranteed Account                                                             1

•         Maintenance Fee.  A maintenance fee of up to $30 may be deducted, on an annual basis, pro-rata from all funding options including the Guaranteed Account.  See “Contract Charges;” see also the “Fees” section of the contract prospectus.

•         Transfer Fees.  During the accumulation phase, transfer fees of up to $10 per transfer may be deducted from amounts held in or transferred from the Guaranteed Account.  See “Contract Charges;” see also the “Fees” section of the contract prospectus.

•         Premium Taxes.  We may deduct a charge for premium taxes of up to 4.0% from amounts in the Guaranteed Account.  See “Contract Charges;” see also the “Fees” section of the contract prospectus.

Market Value Adjustment (“MVA”).  If you withdraw or transfer all or a part of your account value from the Guaranteed Account before a guaranteed term is complete, an MVA may apply.  The MVA reflects the change in the value of the investment due to changes in interest rates since the date of deposit.  The MVA may be positive or negative depending upon interest rate activity at the time of withdrawal or transfer.

An MVA will not apply to:

•         Amounts transferred or withdrawn at the end of a guaranteed term;

•         Transactions made under the maturity value transfer provision;

•         Transfers due to participation in the dollar cost averaging program (see “Market Value Adjustment” for certain restrictions);

•         Amounts distributed under a systematic distribution option (see “Systematic Distribution Options” in the contract prospectus);

•         Withdrawals for minimum distributions required by the Internal Revenue Code of 1986, as amended (Tax Code), and for which the early withdrawal charge is waived; and

•         Withdrawals due to your exercise of the right to cancel your contract. See the “Right to Cancel” section of the contract prospectus.

MVAs applied to withdrawals or transfers from the Guaranteed Account will be calculated as an “aggregate MVA,” which is the sum of all MVAs applicable due to the withdrawal (see the “Market Value Adjustment (MVA)” section of this prospectus for an example of the calculation of the aggregate MVA).  The following withdrawals will be subject to an aggregate MVA only if it is positive:

•         Withdrawals due to the election of a lifetime income option; and

•         Unless otherwise noted, payment of a guaranteed death benefit (if paid within the first six months following death).

All other withdrawals will be subject to an aggregate MVA, regardless of whether it is positive or negative, including:

•         Withdrawals due to the election of a nonlifetime income option;

•         Payment of a guaranteed death benefit due to the death of a spousal beneficiary or a joint contract holder who continued the account in his or her name after the death of the other joint contract holder;

•         Payment of a guaranteed death benefit more than six months after the date of death; and

•         Full or partial withdrawals during the accumulation phase (an MVA may not apply in certain situations, as noted above).

See “Description of the Guaranteed Account” and “Market Value Adjustment (MVA).”

Maturity of a Guaranteed Term.  On or before the end of a guaranteed term, you may instruct us to:

•         Transfer the matured amount to one or more new guaranteed terms available under the current deposit period;

•         Transfer the matured amount to other available investment options; or

•         Withdraw the matured amount.

Voya Guaranteed Account                                                             2

Amounts withdrawn may be subject to an early withdrawal charge, a maintenance fee, tax withholding and, if you are under age 59½, tax penalties.  See “Contract Charges;” see also the “Fees” and “FEDERAL Tax Considerations” sections of the contract prospectus.

When a guaranteed term ends, if we have not received instructions from you, we will automatically reinvest the maturing investment into a new guaranteed term of similar length (see “Description of the Guaranteed Account - Maturity of a Guaranteed Term” and “Maturity Value Transfer Provision”).  If the same guaranteed term is no longer available, the next shortest guaranteed term available in the current deposit period will be used.  If no shorter guaranteed term is available, the next longest guaranteed term will be used.

If you do not provide instructions concerning the maturing amount on or before the end of a guaranteed term, and this amount is automatically reinvested as noted above, the maturity value transfer provision will apply.

Maturity Value Transfer Provision.  This provision allows transfers or withdrawals of amounts automatically reinvested at the end of a guaranteed term without an MVA, if the transfer or withdrawal occurs during the calendar month immediately following a guaranteed term maturity date.  As described in “Fees and Other Deductions” above, other fees, including an early withdrawal charge and a maintenance fee, may be assessed on amounts withdrawn.  See “Description of the Guaranteed Account - Maturity Value Transfer Provision.”

Transfer of Account Dollars.  Generally, account dollars invested in the Guaranteed Account may be transferred among guaranteed terms offered through the Guaranteed Account and/or to other investment options offered through the contract.  However:

•         Transfers may not be made during the deposit period in which your account dollars are invested in the Guaranteed Account or for 90 days after the close of that deposit period; and

•         We may apply an MVA to transfers made before the end of a guaranteed term.

Investments.  Guaranteed interest rates credited during any guaranteed term do not necessarily relate to investment performance.  Deposits received into the Guaranteed Account will generally be invested in federal, state and municipal obligations, corporate bonds, preferred stocks, real estate mortgages, real estate, certain other fixed income investments and cash or cash equivalents.  All of our general assets are available to meet guarantees under the Guaranteed Account.

Amounts allocated to the Guaranteed Account are held in a nonunitized separate account originally established under Florida law.  Prior to January 1, 2006, these amounts were held in a nonunitized separate account of ING Insurance Company of America (“IICA”), a wholly-owned subsidiary of ours.  In connection with the merger of IICA with and into the Company, this nonunitized separate account was transferred to the Company on
December 31, 2005.  The nonunitized separate account now operates pursuant to Connecticut law. To the extent provided for in the contract, assets of the separate account are not chargeable with liabilities arising out of any other business that we conduct.  See “Investments.”

Notification of Maturity.  We will notify you at least 18 calendar days prior to the maturity of a guaranteed term.  We will include information relating to the current deposit period’s guaranteed interest rates and the available guaranteed terms.  You may obtain information concerning available deposit periods, guaranteed interest rates and guaranteed terms by telephone 1-800-531-4547.  See “Description of the Guaranteed Account - General” and “Description of the Guaranteed Account - Maturity of a Guaranteed Term.”

RISK FACTORS

Allocating contract value to the Guaranteed Account involves certain risks as noted below. You should also carefully consider your personal tax situation before you invest in the Guaranteed Account.  See “Federal Tax Considerations” in the Contract prospectus and discuss your personal tax situation with a tax and/or legal adviser for information about the tax treatment of amounts invested in the Guaranteed Account.

Voya Guaranteed Account                                                             3

Liquidity Risk.  The Guaranteed Account is designed for long-term investment and your purchase payments should be invested in the Guaranteed Account for at least the length of the early withdrawal charge period under the contract.  A free withdrawal percentage or other waiver, if available under the contract, may provide some liquidity.  However, if you withdraw more than the free withdrawal percentage, if available, or a waiver of the charge does not apply, an early withdrawal charge may apply, which in combination with the Market Value Adjustment, could result in the loss of principal and earnings.  Because the Guaranteed Account provides only limited liquidity during the early withdrawal charge period, it is not suitable for short-term investment.

Fees.  Your amount invested in the Guaranteed Account may be impacted by a Market Value Adjustment, the early withdrawal charge, maintenance fee, transfer fees, premium taxes, taxes, and, if the premium bonus option is available under your contract, the premium bonus charge.  These fees and other deductions could result in you receiving less than your investment in the Guaranteed Account.

Early Withdrawal Charge.  An early withdrawal charge may apply to certain withdrawals of all or a portion of your investment in the Guaranteed Account. The early withdrawal charge is designed to recover some of our sales and administrative costs associated with the contract. Any early withdrawal charge, in combination with the MVA, could result in the loss of principal and earnings. You bear the risk that you may receive less than your investment in the Guaranteed Account.

The Market Value Adjustment (“MVA”).  A MVA may apply to early withdrawals, transfers or other transactions associated with the Guaranteed Account.  We use the MVA to protect us from the risk that we will suffer a loss should we need to liquidate the investments we use to support the guaranteed interest rates that we offer in order to pay you the amount requested. The MVA may be negative, positive or result in no change.  The MVA is generally negative when interest rates in the current market are higher than at the guaranteed interest rates for the guaranteed terms in which you are invested.  At the time of any transaction triggering a MVA, in the event that interest rates in the current market are higher, you bear the risk that you may receive less than your investment in the Guaranteed Account.

Interest Rate Risk.  The minimum guaranteed interest rate associated with any applicable guaranteed term will never be less than the rate stated in your contract.  We will periodically determine the interest rates we offer in excess of the guaranteed minimum interest rate in our sole discretion.  We have no specific formula for determining the rate of interest we will declare in the future.  The interest rates we declare are influenced by, but do not necessarily correspond with, interest rates available on the type of debt instruments in which we intend to invest amounts attributable to the Guaranteed Account.  We cannot predict the level of future interest rates.

Investment Risk.  The Guaranteed Account’s investment risk and return characteristics are similar to those of a zero coupon bond or certificate of deposit.  Your account value maintained in the Guaranteed Account through the end of a guaranteed term provides a fixed rate of return. The Company guarantees principal and credited interest only when held for the length of the guaranteed term. Otherwise, an early withdrawal charge may apply, which in combination with the MVA, could result in the loss of principal and earnings. You bear the risk that you may receive less than your investment in the Guaranteed Account.

Financial Strength.  All guarantees under the Guaranteed Account are subject to the financial strength and claims paying ability of the Company.

description of the guaranteed account

General

The Guaranteed Account offers guaranteed interest rates for specific guaranteed terms.  For a particular guaranteed interest rate and guaranteed term to apply to your account dollars, you must invest them during the deposit period in which that rate and term are offered.  For guaranteed terms of one year or longer, we may offer different interest rates for specified time periods within a guaranteed term.  We may also offer more than one guaranteed term of the same duration with different guaranteed interest rates.

Voya Guaranteed Account                                                             4

An MVA may be applied to any values withdrawn or transferred from a guaranteed term prior to the end of that guaranteed term, except for amounts transferred under the maturity value transfer provision, amounts transferred under the dollar cost averaging program, amounts withdrawn under a systematic distribution option, amounts withdrawn for minimum distributions required by the Tax Code and withdrawals due to your exercise of the right to cancel your contract.

MVAs applied to withdrawals or transfers from the Guaranteed Account will be calculated as an “aggregate MVA,” which is the sum of all MVAs applicable due to the withdrawal (see the “Market Value Adjustment (MVA)” section of this prospectus for an example of the calculation of the aggregate MVA).  The following withdrawals will be subject to an aggregate MVA only if it is positive:

•         Withdrawals due to the election of a lifetime income option; and

•         Unless otherwise noted, payment of a guaranteed death benefit (if paid within the first six months following death).

All other withdrawals will be subject to an aggregate MVA, regardless of whether it is positive or negative, including:

•         Withdrawals due to the election of a nonlifetime income option;

•         Payment of a guaranteed death benefit due to the death of a spousal beneficiary or a joint contract holder who continued the account in his or her name after the death of the other joint contract holder;

•         Payment of a guaranteed death benefit more than six months after the date of death; and

•         Full or partial withdrawals during the accumulation phase (an MVA may not apply in certain situations; see “Market Value Adjustment (MVA)”).

We maintain a toll-free telephone number for those wishing to obtain information concerning available deposit periods, guaranteed interest rates and guaranteed terms.  The telephone number is 1-800 531-4547.  At least 18 calendar days before a guaranteed term matures we will notify you of the upcoming deposit period dates and information on the current guaranteed interest rates, guaranteed terms and projected matured guaranteed term values.

Contributions to the Guaranteed Account

You may invest in the guaranteed terms available in the current deposit period by allocating new payments to the Guaranteed Account or by transferring a sum from other funding options available under the contract or from other guaranteed terms of the Guaranteed Account, subject to the transfer limitations described in the contract.  We may limit the number of guaranteed terms you may select.  Currently, if the dollar cost averaging program is in effect in a guaranteed term and you wish to add an additional deposit to be dollar cost averaged, all amounts to be dollar cost averaged will be combined and the dollar cost averaging amount will be recalculated.  This will affect the duration of amounts in the guaranteed term.

Although there is currently no limit, we reserve the right to limit the total number of investment options you may select at any one time during the life of the contract.  For purposes of determining any limit, each guaranteed term counts as one investment option.  Although we may require a minimum payment(s) to a contract, we do not require a minimum investment for a guaranteed term.  Refer to the contract prospectus.  There is a $500 minimum for transfers from other funding options.

Investments may not be transferred from a guaranteed term during the deposit period in which the investment is applied or during the first 90 days after the close of the deposit period.  This restriction does not apply to amounts transferred or withdrawn under the maturity value transfer provision, to amounts transferred under the dollar cost averaging program or, in some situations, withdrawn because you discontinued the dollar cost averaging program or to amounts distributed under a systematic distribution option.  See “Maturity Value Transfer Provision” and “Transfers.”

Voya Guaranteed Account                                                             5

Deposit Period

The deposit period is the period of time during which you may direct investments to a particular guaranteed term(s) and receive a stipulated guaranteed interest rate(s).  Each deposit period may be a month, a calendar quarter or any other period of time we specify.

Guaranteed Terms

A guaranteed term is the time we specify during which we credit the guaranteed interest rate.  We offer guaranteed terms at our discretion for various periods ranging up to and including 10 years.  We may limit the number of guaranteed terms you may select and may require enrollment in the dollar cost averaging program.

Guaranteed Interest Rates

Guaranteed interest rates are the rates that we guarantee will be credited on amounts applied during a deposit period for a specific guaranteed term.  We may offer different guaranteed interest rates on guaranteed terms of the same duration.  Guaranteed interest rates are annual effective yields, reflecting a full year’s interest.  We credit interest at a rate that will provide the guaranteed annual effective yield over one year.  Guaranteed interest rates are credited according to the length of the guaranteed term as follows:

•         Guaranteed Terms of One Year or Less.  The guaranteed interest rate is credited from the date of deposit to the last day of the guaranteed term.

•         Guaranteed Terms of Greater than One Year.  Several different guaranteed interest rates may be applicable during a guaranteed term of more than one year.  The initial guaranteed interest rate is credited from the date of deposit to the end of a specified period within the guaranteed term.  We may credit several different guaranteed interest rates for subsequent specific periods of time within the guaranteed term.  For example, for a five-year guaranteed term we may guarantee 7% for the first year, 6.75% for the next two years and 6.5% for the remaining two years.  We reserve the right, however, to apply one guaranteed interest rate for an entire guaranteed term.

•         We will not guarantee or credit a guaranteed interest rate below the minimum rate specified in the contract, nor will we credit interest at a rate above the guaranteed interest rate we announce prior to the start of a deposit period. Our guaranteed interest rates are influenced by, but do not necessarily correspond with, interest rates available on fixed income investments we may buy using deposits directed to the Guaranteed Account (see “Other Topics - Investments”).  We consider other factors when determining guaranteed interest rates including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends and competitive factors.  We make the final determination regarding guaranteed interest rates. We cannot predict the level of future guaranteed interest rates.

Maturity of a Guaranteed Term.  At least 18 calendar days prior to the maturity of a guaranteed term we will notify you of the upcoming deposit period, the projected value of the amount maturing at the end of the guaranteed term and the guaranteed interest rate(s) and guaranteed term(s) available for the current deposit period.

When a guaranteed term matures, the amounts in any maturing guaranteed term may be:

•         Transferred to a new guaranteed term(s), if available under the contract;

•         Transferred to any of the allowable investment options available under the contract; or

•         Withdrawn from the contract.

We do not apply an MVA to amounts transferred or withdrawn from a guaranteed term on the date the guaranteed term matures.  Amounts withdrawn, however, may be subject to an early withdrawal charge, a maintenance fee, taxation and, if the contract holder is under age 59½, tax penalties.

If we have not received direction from you by the maturity date of a guaranteed term, we will automatically transfer the matured term value to a new guaranteed term of similar length.  If the same guaranteed term is no longer available, the next shortest guaranteed term available in the current deposit period will be used.  If no shorter guaranteed term is available, the next longest guaranteed term will be used.

Voya Guaranteed Account                                                             6

Under the Guaranteed Account, each guaranteed term is counted as one funding option.  If a guaranteed term matures, and is renewed for the same term, it will not count as an additional investment option for purposes of any limitation on the number of investment options.

You will receive a confirmation statement, plus information on the new guaranteed rate(s) and guaranteed term.

Maturity Value Transfer Provision

If we automatically reinvest the proceeds from a matured guaranteed term, you may transfer or withdraw from the Guaranteed Account the amount that was reinvested without an MVA.  An early withdrawal charge and maintenance fee may apply to withdrawals.  If the full amount reinvested is transferred or withdrawn, we will include interest credited to the date of the transfer or withdrawal.  This provision is only available until the last business day of the month following the maturity date of the prior guaranteed term.  This provision only applies to the first transfer or withdrawal request received from the contract holder with respect to a particular matured guaranteed term value, regardless of the amount involved in the transaction.

TRANSFERS

We allow you to transfer all or a portion of your account value to the Guaranteed Account or to other investment options under the contract.  We do not allow transfers from any guaranteed term to any other guaranteed term or investment option during the deposit period for that guaranteed term or for 90 days following the close of that deposit period.  The 90-day wait does not apply to:

•         Amounts transferred on the maturity date or under the maturity value transfer provision;

•         Amounts transferred from the Guaranteed Account before the maturity date due to the election of an income phase payment option;

•         Amounts distributed under a systematic distribution option; or

•         Amounts transferred from an available guaranteed term in connection with the dollar cost averaging program.

Transfers after the 90-day period are permitted from a guaranteed term(s) to another guaranteed term(s) available during a deposit period or to other available investment options.  We will apply an MVA to transfers made before the end of a guaranteed term.  Transfers within one calendar month of a term’s maturity date are not counted as one of the 12 free transfers of accumulated values in the account.

When the contract holder requests the transfer of a specific dollar amount, we account for any applicable MVA in determining the amount to be withdrawn from a guaranteed term(s) to fulfill the request.  Therefore, the amount we actually withdraw from the guaranteed term(s) may be more or less than the requested dollar amount. See “Appendix I” for an example.  For more information on transfers, see the contract prospectus.

WITHDRAWALS

The contract allows for full or partial withdrawals from the Guaranteed Account at any time during the accumulation phase.  To make a full or partial withdrawal, a request form (available from us) must be properly completed and submitted to Customer Service (or other designated office as provided in the contract).

Partial withdrawals are made pro-rata from each guaranteed term group.  From each guaranteed term group, we will first withdraw funds from the oldest deposit period, then from the next oldest and so on.

Voya Guaranteed Account                                                             7

We may apply an MVA to withdrawals made prior to the end of a guaranteed term, except for withdrawals made under the maturity value transfer provision. See “Market Value Adjustment (MVA)”.  We may deduct an early withdrawal charge and maintenance fee.  The early withdrawal charge is a deferred sales charge which may be deducted upon withdrawal to reimburse us for some of the sales and administrative expenses associated with the contract.  A maintenance fee, up to $30, may be deducted pro-rata from each of the funding options, including the Guaranteed Account. Refer to the contract prospectus for a description of these charges.  When a request for a partial withdrawal of a specific dollar amount is made, we will include the MVA in determining the amount to be withdrawn from the guaranteed term(s) to fulfill the request.  Therefore, the amount we actually take from the guaranteed term(s) may be more or less than the dollar amount requested. See “Appendix I” for an example.

Deferral of Payments

Under certain emergency conditions, we may defer payment of a Guaranteed Account withdrawal for up to six months.  Refer to the contract prospectus for more details.

Reinstatement Privilege

You may elect to reinstate all or a portion of a full withdrawal during the 30 days following such a withdrawal.  We must receive amounts for reinstatement within 60 days of the withdrawal.

We will apply reinstated amounts to the current deposit period.  This means that the guaranteed annual interest rate and guaranteed terms available on the date of reinstatement will apply.  Amounts are reinstated in the same proportion as prior to the full withdrawal.  We will not credit your account for market value adjustments that we deducted at the time of withdrawal or refund any taxes that were withheld.  Refer to the contract prospectus for further details.

MARKET VALUE ADJUSTMENT (mva)

Aggregate MVA — The total of all MVAs applied due to a transfer or withdrawal.

Calculation of the Aggregate MVA — In order to satisfy a transfer or withdrawal, amounts may be withdrawn from more than one guaranteed term, with more than one guaranteed interest rate.  In order to determine the MVA applicable to such a transfer or withdrawal, the MVAs applicable to each guaranteed term will be added together, in order to determine the “aggregate MVA.”

Example:

$1,000 withdrawal, two guaranteed terms,

MVA1 = $10, MVA2 = $–30

$10 + $–30 = $–20.

Aggregate MVA = $–20.

Example:

$1,000 withdrawal, two guaranteed terms,

MVA1 = $30, MVA2 = $–10

$30 + $–10 = $20.

Aggregate MVA = $20.

We apply an MVA to amounts transferred or withdrawn from the Guaranteed Account prior to the end of a guaranteed term.  To accommodate early withdrawals or transfers, we may need to liquidate certain assets or use cash that could otherwise be invested at current interest rates.  When we sell assets prematurely we could realize a profit or loss depending upon market conditions.

Voya Guaranteed Account                                                             8

The MVA reflects changes in interest rates since the deposit period.  When interest rates increase after the deposit period, the value of the investment decreases and the MVA amount may be negative.  Conversely, when interest rates decrease after the deposit period, the value of the investment increases and the MVA amount may be positive.  Therefore, the application of an MVA may increase or decrease the amount withdrawn from a guaranteed term to satisfy a withdrawal or transfer request.

An MVA will not apply to:

•         Amounts transferred or withdrawn at the end of a guaranteed term;

•         Transactions made under the maturity value transfer provision;

•         Transfers due to participation in the dollar cost averaging program*;

•         Amounts distributed under a systematic distribution option - see “Systematic Distribution Options” in the contract prospectus;

•         Withdrawals for minimum distributions required by the Tax Code and for which the early withdrawal charge is waived; and

•         Withdrawals due to your exercise of the right to cancel your contract. See the “Right to Cancel” section of the contract prospectus.

MVAs applied to withdrawals or transfers from the Guaranteed Account will be calculated as an “aggregate MVA,” which is the sum of all MVAs applicable due to the withdrawal (see the previous page for an example of the calculation of the aggregate MVA).  The following withdrawals will be subject to an aggregate MVA only if it is positive:

•         Withdrawals due to the election of a lifetime income option; and

•         Unless otherwise noted, payment of a guaranteed death benefit (if paid within the first six months following death).

All other withdrawals will be subject to an aggregate MVA, regardless of whether it is positive or negative, including:

•         Withdrawals due to the election of a nonlifetime income option;

•         Payment of a guaranteed death benefit due to the death of a spousal beneficiary or a joint contract holder who continued the account in his or her name after the death of the other joint contract holder;

•         Payment of a guaranteed death benefit more than six months after the date of death; and

•         Full or partial withdrawals during the accumulation phase (an MVA may not apply in certain situations, as noted above).

Calculation of the MVA

The amount of the MVA depends upon the relationship between:

•         The deposit period yield of U.S. Treasury Notes that will mature in the last quarter of the guaranteed term; and

•         The current yield of such U. S. Treasury Notes at the time of withdrawal.

If the current yield is less than the deposit period yield, the MVA will decrease the amount withdrawn from a guaranteed term to satisfy a transfer or withdrawal request (the MVA will be positive).  If the current yield is greater than the deposit period yield, the MVA will increase the amount withdrawn from a guaranteed term (the MVA will be negative or detrimental to the investor).

________________________

*  If you discontinue the dollar cost averaging program and transfer the amounts in it, subject to the Company’s terms and conditions governing guaranteed terms, to another guaranteed term, an MVA will apply.

Voya Guaranteed Account                                                             9

Deposit Period Yield

We determine the deposit period yield used in the MVA calculation by considering interest rates prevailing during the deposit period of the guaranteed term from which the transfer or withdrawal will be made.  First, we identify the Treasury Notes that mature in the last three months of the guaranteed term.  Then, we determine their yield-to-maturity percentages for the last business day of each week in the deposit period.  We then average the resulting percentages to determine the deposit period yield.

Treasury Note information may be found each business day in publications such as the Wall Street Journal, which publishes the yield-to-maturity percentages for all Treasury Notes as of the preceding business day.

Current Yield

We use the same Treasury Notes identified for the deposit period yield to determine the current yield - Treasury Notes that mature in the last three months of the guaranteed term.  However, we use the yield-to-maturity percentages for the last business day of the week preceding the withdrawal and average those percentages to get the current yield.

MVA Formula

The mathematical formula used to determine the MVA is:

{	(1+i)	}	x
365
(1+j)

where i is the deposit period yield; j is the current yield; and x is the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term. (For examples of how we calculate MVA, refer to Appendix I.)

We make an adjustment in the formula of the MVA to reflect the period of time remaining in the guaranteed term from the Wednesday of the week of a withdrawal.

CONTRACT CHARGES

Certain charges may be deducted directly or indirectly from the funding options available under the contract, including the Guaranteed Account.

The contract may have a maintenance fee of up to $30 that we will deduct, on an annual basis, pro-rata from all funding options including the Guaranteed Account.  We may also deduct a maintenance fee upon full withdrawal of a contract.

The contract may have an early withdrawal charge that we will deduct, if applicable, upon a full or partial withdrawal from the contract.  If the withdrawal occurs prior to the maturity of a guaranteed term, both the early withdrawal charge and an MVA may be assessed.

We do not deduct mortality and expense risk charges and other asset-based charges that may apply to variable funding options from the Guaranteed Account.  These charges are only applicable to the variable funding options.

We may deduct a charge for premium taxes of up to 4.0% from amounts in the Guaranteed Account.

During the accumulation phase, transfer fees of up to $10 per transfer may be deducted from amounts held in or transferred from the Guaranteed Account.

Refer to the contract prospectus for details on contract deductions.

Voya Guaranteed Account                                                             10

OTHER TOPICS

The Company

Voya Retirement Insurance and Annuity Company (the “Company,” “we,” “us,” “our”) is a stock life insurance company organized under the insurance laws of the State of Connecticut in 1976.  Prior to January 1, 2002, the Company was known as Aetna Life Insurance and Annuity Company. From January 1, 2002 until August 31, 2014, the Company was known as ING Life Insurance and Annuity Company.

We are an indirect, wholly owned subsidiary of Voya Financial, Inc. (“Voya”), which until April 7, 2014, was known as ING U.S., Inc.  In May 2013 the common stock of Voya began trading on the New York Stock Exchange under the symbol “VOYA”.

We are engaged in the business of selling life insurance and annuities and providing financial services in the United States.  We are authorized to conduct business in all states, the District of Columbia, Guam, Puerto Rico and the Virgin Islands.  Our principal executive offices are located at:

One Orange Way

Windsor, Connecticut  06095-4774

Income Phase

The Guaranteed Account may not be used as a funding option during the income phase.  Amounts invested in guaranteed terms must be transferred to one or more of the options available to fund income payments before income payments can begin.

An aggregate MVA, as previously described, may be applied to amounts transferred to fund income payments before the end of a guaranteed term.  Amounts used to fund lifetime income payments will receive either a positive aggregate MVA or none at all; however, amounts transferred to fund a nonlifetime income payment option may receive either a positive or negative aggregate MVA.

Refer to the contract prospectus for a discussion of the income phase.

Investments

Amounts applied to the Guaranteed Account will be deposited to a nonunitized separate account operating pursuant to Connecticut law.  A nonunitized separate account is a separate account in which the contract holder does not participate in the performance of the assets through unit values or any other interest.  Prior to January 1, 2006, amounts applied to the Guaranteed Account were held in a nonunitized separate account of ING Insurance Company of America (“IICA”), a wholly owned subsidiary of the Company.  In connection with the merger of IICA with and into the Company, this nonunitized separate account was transferred to the Company on December 31, 2005.

Contract holders allocating funds to the nonunitized separate account do not receive a unit value of ownership of assets accounted for in this separate account.  The risk of investment gain or loss is borne entirely by the Company.  All Company obligations due to allocations to the nonunitized separate account are contractual guarantees of the Company and are accounted for in the separate account.  All of the general assets of the Company are available to meet our contractual guarantees.  To the extent provided for in the applicable contract, the assets of the nonunitized separate account are not chargeable with liabilities resulting from any other business of the Company.  Income, gains and losses of the separate account are credited to or charged against the separate account without regard to other income, gains or losses of the Company.

Voya Guaranteed Account                                                             11

Types of Investments.  We intend to invest primarily in investment-grade fixed income securities including:

•         Securities issued by the United States Government;

•         Issues of United States Government agencies or instrumentalities (these issues may or may not be guaranteed by the United States Government);

•         Debt securities which have an investment grade, at the time of purchase, within the four highest grades assigned by Moody’s Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor’s Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

•         Other debt instruments, including those issued or guaranteed by banks or bank holding companies, and of corporations, which although not rated by Moody’s, Standard & Poor’s or other nationally recognized rating services, are deemed by the Company’s management to have an investment quality comparable to securities which may be purchased as stated above; or

•         Commercial paper, cash or cash equivalents and other short-term investments having a maturity of less than one year which are considered by the Company’s management to have investment quality comparable to securities which may be purchased as stated above.

We may invest in futures and options. We purchase financial futures, related options and options on securities solely for non-speculative hedging purposes. Should securities prices be expected to decline, we may sell a futures contract or purchase a put option on futures or securities to protect the value of securities held in or to be sold for the nonunitized separate account. Similarly, if securities prices are expected to rise, we may purchase a futures contract or a call option against anticipated positive cash flow or may purchase options on securities.

We are not obligated to invest the assets attributable to the contract according to any particular strategy, except as required by state insurance laws.  The guaranteed interest rates established by the Company may not necessarily relate to the performance of the nonunitized separate account.

Taxation

You should seek advice from your tax and/or legal adviser as to the application of federal (and where applicable, state and local) tax laws to amounts paid to or distributed under the contract.  Refer to the variable annuity contract prospectus for further discussion of federal tax considerations.

Taxation of the Company.  We are taxed as a life insurance company under the Tax Code.  We own all assets supporting the contract obligations.  Any income earned on such assets is considered income to the Company.  We do not intend to make any provision or impose a charge under the contracts with respect to any tax liability of the Company other than state premium taxes.

Taxation of Payments and Distributions.  For information concerning the tax treatment of payments to and distributions from the contract, please refer to the variable annuity contract prospectus.

Legal Matters

The Company’s organization and authority, and the legality and validity of the guaranteed terms and the Guaranteed Account, have been passed on by the Company’s legal department.

Voya Guaranteed Account                                                             12

Experts

The financial statements of the Company and appearing in the Company’s Annual Report (on Form 10-K) for the year ended December 31, 2017 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The primary business address of Ernst & Young LLP is 200 Clarendon St., Boston, MA 02116.

Legal Proceedings

We are not aware of any pending legal proceedings that are likely to have a material adverse effect upon the Company’s ability to meet its obligations under the contract, Voya Financial Partners, LLC’s ability to distribute the contract or upon the separate account.

  Litigation.  Notwithstanding the foregoing, the Company and/or Voya Financial Partners, LLC, is a defendant in a number of litigation matters arising from the conduct of its business, both in the ordinary course and otherwise. In some of these matters, claimants seek to recover very large or indeterminate amounts, including compensatory, punitive, treble and exemplary damages. Certain claims are asserted as class actions. Modern pleading practice in the U.S. permits considerable variation in the assertion of monetary damages and other relief. The variability in pleading requirements and past experience demonstrates that the monetary and other relief that may be requested in a lawsuit or claim oftentimes bears little relevance to the merits or potential value of a claim.

  Regulatory Matters.  As with other financial services companies, the Company and its affiliates, including Voya Financial Partners, LLC, periodically receive informal and formal requests for information from various state and federal governmental agencies and self-regulatory organizations in connection with inquiries and investigations of the products and practices of the Company or the financial services industry. It is the practice of the Company to cooperate fully in these matters. Regulatory investigations, exams, inquiries and audits could result in regulatory action against the Company or subject the Company to settlement payments, fines, penalties and other financial consequences, as well as changes to the Company’s policies and procedures.

The outcome of a litigation or regulatory matter and the amount or range of potential loss is difficult to forecast and estimating potential losses requires significant management judgment. It is not possible to predict the ultimate outcome for all pending litigation and regulatory matters and given the large and indeterminate amounts sought and the inherent unpredictability of such matters, it is possible that an adverse outcome in certain litigation or regulatory matters could, from time to time, have a material adverse effect upon the Company’s results of operations or cash flows in a particular quarterly or annual period.

Further Information

This prospectus does not contain all of the information contained in the registration statement of which this prospectus is a part.  Portions of the registration statement have been omitted from this prospectus as allowed by the SEC.  You may obtain the omitted information from the offices of the SEC, as described below.  We are required by the Securities Exchange Act of 1934 (the “Exchange Act”) to file periodic reports and other information with the SEC.  You may inspect or copy information concerning the Company at the Public Reference Branch of the SEC at:

SEC Public Reference Branch

100 F Street, N.E., Room 1580

Washington, DC 20549

You may also obtain copies of these materials at prescribed rates from the Public Reference Branch of the above office. You may obtain information on the operation of the Public Reference Branch by calling the SEC at either 1-800-SEC-0330 or 1-202-551-8090 or by e-mailing publicinfo@sec.gov. You may also find more information about the Company by visiting the Company’s home page on the internet at www.voya.com.

Voya Guaranteed Account                                                             13

Our filings are available to the public on the SEC’s website at www.sec.gov. We also make our filings available on http://investors.voya.co./financial-report.  (This uniform resource locator (“URLs”) are an inactive textural references only and are not intended to incorporate the SEC website or our website into this prospectus.) When looking for more information about the Contract, you may find it useful to use the number assigned to the registration statement under the Securities Act of 1933. This number is 333-______.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means that the incorporated document is considered part of this prospectus. We can disclose important information to you by referring you to those documents. This prospectus incorporates by reference the Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Form 10-K contains additional information about the Company and includes certified financial statements as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017. We were not required to file any other reports pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2017. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering shall be deemed to be incorporated by reference into the prospectus. The registration statement, of which this prospectus is a part, and our Exchange Act filings are available to the public on the SEC’s website at www.sec.gov, and we file these documents electronically according to EDGAR under CIK No. 0000837010.

You may request a free copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them).  Please direct your request to:

Voya Retirement Insurance and Annuity Company
Customer Service

P.O. Box 9271

Des Moines, IA 50306-9271

1-800-531-4547

Inquiries

You may contact us directly by writing or calling us at the address or phone number shown above.

Voya Guaranteed Account                                                             14

APPENDIX I

Examples of Market Value Adjustment Calculations

The following are examples of market value adjustment (MVA) calculations using several hypothetical deposit period yields and current yields.  These examples do not include the effect of any early withdrawal charge or other fees or deductions that may be assessed under the contract upon withdrawal.

EXAMPLE I
Assumptions: i, the deposit period yield, is 4% j, the current yield, is 6% x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term, is 927.	Assumptions: i, the deposit period yield, is 5% j, the current yield, is 6% x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term, is 927.

MVA = {	(1+i)	}	x	MVA = {	(1+i)	}	x
			365				365
	(1+j)				(1+j)
= {	(1.04)	}	927	= {	(1.05)	}	927
			365				365
	(1.06)				(1.06)

= .9528				= .9762

In this example, the deposit period yield of 4% is less than the current yield of 6%; therefore, the MVA is less than one.  The amount withdrawn from the guaranteed term is multiplied by this MVA.

If a withdrawal or transfer of a specific dollar amount is requested, the amount withdrawn from a guaranteed term will be increased to compensate for the negative MVA amount.  For example, a withdrawal request to receive a check for $2,000 would result in a $2,099.08 withdrawal from the guaranteed term.

In this example, the deposit period yield of 5% is less than the current yield of 6%; therefore, the MVA is less than one.  The amount withdrawn from the guaranteed term is multiplied by this MVA.

If a withdrawal or transfer of a specific dollar amount is requested, the amount withdrawn from a guaranteed term will be increased to compensate for the negative MVA amount.  For example, a withdrawal request to receive a check for $2,000 would result in a $2,048.76 withdrawal from the guaranteed term.

Voya Guaranteed Account                                                             I-1

EXAMPLE II
Assumptions: i, the deposit period yield, is 6% j, the current yield, is 4% x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term, is 927.	Assumptions: i, the deposit period yield, is 5% j, the current yield, is 4% x, the number of days remaining (computed from Wednesday of the week of withdrawal) in the guaranteed term, is 927.

MVA = {	(1+i)	}	x	MVA = {	(1+i)	}	x
			365				365
	(1+j)				(1+j)
= {	(1.06)	}	927	= {	(1.05)	}	927
			365				365
	(1.04)				(1.04)

=1.0496				=1.0246

In this example, the deposit period yield of 6% is greater than the current yield of 4%; therefore, the MVA is greater than one.  The amount withdrawn from the guaranteed term is multiplied by this MVA.

If a withdrawal or transfer of a specific dollar amount is requested, the amount withdrawn from a guaranteed term will be decreased to compensate for the positive MVA amount.  For example, a withdrawal request to receive a check for $2,000 would result in a $1,905.49 withdrawal from the guaranteed term.

In this example, the deposit period yield of 5% is greater than the current yield of 4%; therefore, the MVA is greater than one.  The amount withdrawn from the guaranteed term is multiplied by this MVA.

If a withdrawal or transfer of a specific dollar amount is requested, the amount withdrawn from a guaranteed term will be decreased to compensate for the positive MVA amount.  For example, a withdrawal request to receive a check for $2,000 would result in a $1,951.98 withdrawal from the guaranteed term.

Voya Guaranteed Account                                                             I-2

APPENDIX II

Examples of Market Value Adjustment Yields

The following hypothetical examples show the MVA based upon a given current yield at various times remaining in the guaranteed term.  Table A illustrates the application of the MVA based upon a deposit period yield of 6%; Table B illustrates the application of the MVA based upon a deposit period yield of 5%.  The MVA will have either a positive or negative influence on the amount withdrawn from or remaining in a guaranteed term.  Also, the amount of the MVA generally decreases as the end of the guaranteed term approaches.

TABLE A: Deposit Period Yield of 6%
Current Yield	Change in Deposit Period Yield	Time Remaining to Maturity of Guaranteed Term
		8 Years	6 Years	4 Years	2 Years	1 Year	3 Months
9%	3%	-20.0%	-15.4%	-10.6%	-5.4%	-2.8%	-0.7%
8%	2%	-13.9	-10.6	-7.2	-3.7	-1.9	-0.5
7%	1%	-7.2	-5.5	-3.7	-1.9	-0.9	-0.2
6%	0%	0.0	0.0	0.0	0.0	0.0	0.0
4%	-2%	16.5	12.1	7.9	3.9	1.9	0.5
3%	-3%	25.8	18.8	12.2	5.9	2.9	0.7
2%	-4%	36.0	26.0	16.6	8.0	3.9	1.0
1%	-5%	47.2	33.6	21.3	10.1	5.0	1.2
TABLE B: Deposit Period Yield of 5%
Current Yield	Change in Deposit Period Yield	Time Remaining to Maturity of Guaranteed Term
		8 Years	6 Years	4 Years	2 Years	1 Year	3 Months
9%	+4%	-25.9%	-20.1%	-13.9%	-7.2%	-3.7%	-0.9%
8%	+3%	-20.2	-15.6	-10.7	-5.5	-2.8	-0.7
7%	+2%	-14.0	-10.7	-7.3	-3.7	-1.9	-0.5
6%	+1%	-7.3	-5.5	-3.7	-1.9	-0.9	-0.2
4%	-1%	8.0	5.9	3.9	1.9	1.0	0.2
3%	-2%	16.6	12.2	8.0	3.9	1.9	0.5
2%	-3%	26.1	19.0	12.3	6.0	2.9	0.7
1%	-4%	36.4	26.2	16.8	8.1	4.0	1.0

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.        Other Expenses of Issuance and Distribution

The expenses in connection with issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are as follows Except for the Securities and Exchange Commission Filing Fee, all amounts shown are estimates):

Securities and Exchange Commission Registration Fee	$124.50
Federal Taxes	$0
State Taxes and Fees	$0
Trustees’ and Transfer Agents’ Fees	$0
Printing and Engraving	$1,000
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$0
Engineering Fees	$0
Total Expenses	$6,124.50

Item 15.        Indemnification of Directors and Officers

Section 33-779 of the Connecticut General Statutes (“CGS”) provides that a corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by Sections 33-770 to 33-778, inclusive, of the CGS.  Reference is hereby made to Section 33-771(e) of the CGS regarding indemnification of directors and Section 33-776(d) of CGS regarding indemnification of officers, employees and agents of Connecticut corporations.  These statutes provide in general that Connecticut corporations incorporated prior to January 1, 1997 shall, except to the extent that their certificate of incorporation expressly provides otherwise, indemnify their directors, officers, employees and agents against “liability” (defined as the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding) when (1) a determination is made pursuant to Section 33-775 that the party seeking indemnification has met the standard of conduct set forth in Section 33-771 or (2) a court has determined that indemnification is appropriate pursuant to Section 33-774.  Under Section 33-775, the determination of and the authorization for indemnification are made (a) by two or more disinterested directors, as defined in Section 33-770(3); (b) by special legal counsel; (c) by the shareholders; or (d) in the case of indemnification of an officer, agent or employee of the corporation, by the general counsel of the corporation or such other officer(s) as the board of directors may specify.  Also, Section 33-772 with Section 33-776 provide that a corporation shall indemnify an individual who was wholly successful on the merits or otherwise against reasonable expenses incurred by him in connection with a proceeding to which he was a party because he is or was a director, officer, employee, or agent of the corporation.  Pursuant to Section 33-771(d), in the case of a proceeding by or in the right of the corporation or with respect to conduct for which the director, officer, agent or employee was adjudged liable on the basis that he received a financial benefit to which he was not entitled, indemnification is limited to reasonable expenses incurred in connection with the proceeding against the corporation to which the individual was named a party.

A corporation may procure indemnification insurance on behalf of an individual who is or was a director of the corporation. Consistent with the laws of the State of Connecticut, Voya Financial, Inc. maintains Professional Liability and Fidelity bond, Employment Practices liability and Network Security insurance policies issued by an international insurer. The policies cover Voya Financial, Inc. and any company in which Voya Financial, Inc. has a controlling financial interest of 50% or more. The policies cover the funds and assets of the principal underwriter/depositor under the care, custody and control of Voya Financial, Inc. and/or its subsidiaries. The policies provide for the following types of coverage: Errors and Omissions/Professional Liability, Employment Practices liability and Fidelity/Crime (a.k.a. “Financial Institutional Bond”) and Network Security (a.k.a. “Cyber/IT”).

Section 20 of the Voya Financial Partners, LLC (formerly ING Financial Advisers, LLC), Limited Liability Company Agreement provides that Voya Financial Partners, LLC will indemnify certain persons against any loss, damage, claim or expenses (including legal fees) incurred by such person if he is made a party or is threatened to be made a party to a suit or proceeding because he was a member, officer, director, employee or agent of Voya Financial Partners, LLC, as long as he acted in good faith on behalf of Voya Financial Partners, LLC and in a manner reasonably believed to be within the scope of his authority.  An additional condition requires that no person shall be entitled to indemnity if his loss, damage, claim or expense was incurred by reason of his gross negligence or willful misconduct.  This indemnity provision is authorized by and is consistent with Title 8, Section 145 of the General Corporation Law of the State of Delaware.

Item 16.             Exhibits

Furnish the exhibits as required by Item 601 of Regulation S-K (§229.601):

(1)(a)	Underwriting Agreement dated November 17, 2006 between ING Life Insurance and Annuity Company and ING Financial Advisers, LLC
(1)(b)	Confirmation of Underwriting Agreement
(4)	Instruments defining the rights security holders, including indentures:
(4)(a)	Variable Annuity Contract (G2-CDA-94(IR))
(4)(b)	Variable Annuity Contract (G2-CDA-94(NQ))
(4)(c)	Variable Annuity Contract (G-MP2 (5/96))
(4)(d)	Certificate of Group Annuity Coverage (MP2CERT (5/96))
(4)(e)	Variable Annuity Contract (G-CDA-GP2 (4/94))
(4)(f)	Variable Annuity Contract (I-CDA-GP2 (4/94))
(4)(g)	Certificate of Group Annuity Coverage (GP2CERT (4/94))
(4)(h)	Group Variable, Fixed, or Combination Annuity Contract (Nonparticipating) (G-GP2 (5/96))
(4)(i)	Individual Variable, Fixed or Combination Annuity Contract (Nonparticipating) (I-GP2 (5/96))
(4)(j)	Variable Annuity Contract (G-MP2 (5/97))
(4)(k)	Variable Annuity Certificate (MP2CERT (5/97))
(4)(l)	Variable Annuity Contract (IMP2 (5/97))
(4)(m)	Certificate of Group Annuity Coverage (GP2CERT (5/97))
(5)	Opinion re: Legality
(23)(a)	Consent of Independent Registered Public Accounting Firm
(23)(b)	Consent of Legal Counsel (included in Exhibit (5) above).
(24)(a)	Powers of Attorney (included on Signature Page of this Registration Statement)

Exhibits other than those listed above are omitted because they are not required or are not applicable.

Item 17.        Undertakings

The undersigned registrant hereby undertakes as follows, pursuant to Item 512 of Regulation S-K:

(a)           Rule 415 offering

(1)           Not Applicable

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       Not Applicable

(5)(i)   Not Applicable

(5)(ii)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of  any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           Filings incorporating subsequent Exchange Act documents by reference:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)       Request for acceleration of effective date:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Windsor, State of Connecticut, on this 3rd day of April, 2018.

By:	VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY
(REGISTRANT)
By:	/s/ Charles P. Nelson
Charles P. Nelson President (principal executive officer)

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes and appoints J. Neil McMurdie, Brian H. Buckley, Christopher J. Madin, Peter M. Scavongelli and Justin A. Smith and each of them individually, such person’s true and lawful attorneys and agents with full power to them and each of them to sign in his or her name, and in the capacity indicated below, any and all amendments to this Registration Statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments (pre-effective and post-effective amendments).

Signature	Title		Date

/s/ Charles P. Nelson	Director and President	)	March 12, 2018
Charles P. Nelson	(principal executive officer))
)
/s/ Francis G. O’Neill	Senior Vice President and Chief Financial Officer	)	March 14, 2018
Francis G. O’Neill	(principal financial officer))
)
/s/ C. Landon Cobb, Jr.	Senior Vice President and Chief Accounting Officer	)	March 5, 2018
C. Landon Cobb, Jr.	(principal accounting officer))
)
/s/ Carolyn M. Johnson	Director	)	March 12, 2018
Carolyn M. Johnson		)
)
/s/ Rodney O. Martin, Jr.	Director	)	March 8, 2018
Rodney O. Martin, Jr.		)
)
/s/ Chetlur S. Ragavan	Director	)	March 6, 2018
Chetlur s. Ragavan		)
)
/s/ Michael S. Smith	Director	)	March 8, 2018
Michael S. Smith		)

Witness & Notary

Attested and subscribed in the presence of the principal and subsequent to the principal subscribing same:

First Witness signs:  /s/ Jo-Ann L. Samela                             Second Witness Signs:  /s/ Michele Eleveld

Printed name of witness:  Jo-Ann L. Samela                       Printed name of witness:  Michele Eleveld

State of Connecticut)

County of Hartford  )  ss:  at Windsor on March 12, 2018

Personally Appeared Charles P. Nelson, Signer and Sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, before me.

/s/ Mary L. Grimaldi Notary Public	Mary L. Grimaldi Notary Public, State of Connecticut Commission Expires: 11/30/20

*****************************************************

Witness & Notary

Attested and subscribed in the presence of the principal and subsequent to the principal subscribing same:

First Witness signs:  /s/ Michele Confalone                          Second Witness Signs:  /s/ Christiana J. Raby

Printed name of witness:  Michele Confalone                     Printed name of witness:  Christiana J. Raby

State of Connecticut)

County of Hartford  )  ss:  at Windsor on 3/12, 2018

Personally Appeared Carolyn M. Johnson, Signer and Sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, before me.

/s/ Jo-Ann L. Samela Notary Public	Jo-Ann L. Samela Notary Public, State of Connecticut Commission Expires: 5/31/18

*****************************************************

State of New York

County of New York

On the 8th day of March in the year 2018, before me, the undersigned, personally appeared Rodney O. Martin, Jr., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Pier A. Moore Notary Public	Pier A. Moore Notary Public, State of New York No. 01MO6115336 Qualified in Kings County Certified filed in New York County Commission Expires 9/7/20

State of New York

County of New York

On the 6th day of March in the year 2018, before me, the undersigned, personally appeared Chetlur S. Ragavan, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Pier A. Moore Notary Public	Pier A. Moore Notary Public, State of New York No 01MO6115336 Qualified in Kings County Certified filed in New York County Commission Expires 9/7/2020

*****************************************************

State of New York

County of New York

On the 8th day of March in the year 2018, before me, the undersigned, personally appeared Michael S. Smith, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Pier A. Moore Notary Public	Pier A. Moore Notary Public, State of New York No. 01MO6115336 Qualified in Kings County Certified filed in New York County Commission Expires 9/7/20

*****************************************************

Witness & Notary

Attested and subscribed in the presence of the principal and subsequent to the principal subscribing same:

First Witness signs:  /s/ Robert Julson                                    Second Witness Signs:  /s/ Kathy Bradley

Printed name of witness:  Robert Julson                               Printed name of witness:  Kathy Bradley

State of Connecticut)

County of Hartford  )  ss:  at Windsor on March 14, 2018

Personally Appeared Francis G. O’Neill, Signer and Sealer of the foregoing instrument, and acknowledged the same to be his free act and deed, before me.

/s/ Denise M. Nowakowski Notary Public Signature	Denise M. Nowakowski Notary Public, State of Connecticut Commission Expires: October 31, 2021

STATEMENT OF WITNESS

On the date written above, the principal (C. Landon Cobb, Jr.) declared to me in my presence that this instrument is his general durable power of attorney and that he had willingly signed or directed another to sign for him, and that he executed it as his free and voluntary act for the purposes therein expressed.

/s/ Amber Denise Vaughn                                                                  Signature of Witness #1
Amber Denise Vaughn                                                                       Printed or typed name of Witness #1
Voya Financial, 5780 Powers Ferry Rd. NW                                  Address of Witness #1
Atlanta, GA  30327

/s/ Wendy Waterman                                                                         Signature of Witness #2
Wendy Waterman                                                                               Printed or typed name of Witness #2
Voya Financial, 5780 Powers Ferry Road, NW                             Address of Witness #2
Atlanta, GA  30327

Exhibit Index
Exhibit No.	Exhibit

16(1)(a)	Underwriting Agreement dated November 17, 2006 between ING Life Insurance and Annuity Company and ING Financial Advisers, LLC	EX-16(1)(a)
16(1)(b)	Confirmation of Underwriting Agreement	EX-16(1)(b)
16(4)(a)	Variable Annuity Contract (G2-CDA-94(IR))	EX-16(4)(a)
16(4)(b)	Variable Annuity Contract (G2-CDA-94(NQ))	EX-16(4)(b)
16(4)(c)	Variable Annuity Contract (G-MP2 (5/96))	EX-16(4)(c)
16(4)(d)	Certificate of Group Annuity Coverage (MP2CERT (5/96))	EX-16(4)(d)
16(4)(e)	Variable Annuity Contract (G-CDA-GP2 (4/94))	EX-16(4)(e)
16(4)(f)	Variable Annuity Contract (I-CDA-GP2 (4/94))	EX-16(4)(f)
16(4)(g)	Certificate of Group Annuity Coverage (GP2CERT (4/94))	EX-16(4)(g)
16(4)(h)	Group Variable, Fixed, or Combination Annuity Contract (Nonparticipating) (G-GP2 (5/96))	EX-16(4)(h)
16(4)(i)	Individual Variable, Fixed or Combination Annuity Contract (Nonparticipating) (I-GP2 (5/96))	EX-16(4)(i)
16(4)(j)	Variable Annuity Contract (G-MP2 (5/97))	EX-16(4)(j)
16(4)(k)	Variable Annuity Certificate (MP2CERT (5/97))	EX-16(4)(k)
16(4)(l)	Variable Annuity Contract (IMP2 (5/97))	EX-16(4)(l)
16(4)(m)	Certificate of Group Annuity Coverage (GP2CERT (5/97))	EX-16(4)(m)
16(5)	Opinion re Legality	EX-16(5)
16(23)(a)	Consent of Independent Registered Public Accounting Firm	EX-16(23)(a)
16(23)(b)	Consent of Legal Counsel (included in Exhibit (5) above)	EX-16(23)(b)
16(24)(a)	Powers of Attorney (included on the Signature Page of this Registration Statement)	EX-16(24)(a)